Exhibit 99.1

Tectonic Financial Appoints David Clifford as Chief Operating Officer

HOUSTON, Texas, December 19, 2023 - Tectonic Financial, Inc. (“Tectonic Financial” or the “Company”) (Nasdaq: TECTP), a technology-focused financial services company, today announced the appointment of David Clifford as its Chief Operating Officer. Mr. Clifford joined the Company in 2018 as its Chief Strategy Officer, where he helped develop a comprehensive integrated financial services strategy and led improvements through advanced analytics, processes, and systems.

Prior to joining the Company, Mr. Clifford served in a similar capacity at Salient Partners, LP, where he developed marketing initiatives for alternative investment programs that helped fuel Salient’s growth to over $17 billion in client assets. Mr. Clifford's career began at McKinsey & Company in Europe, where he focused on advising clients in the high-tech industry. Mr. Clifford was the salutatorian of his graduating class at the Helsinki School of Economics, where he received his MBA, and holds a BBA in Finance from the University of Texas at Austin.

A. Haag Sherman, Co-Founder and Chief Executive Officer of Tectonic Financial, remarked, “Having worked with David for over two decades, both at Salient and Tectonic Financial, I have witnessed his innovative, data-driven approach firsthand. His experience and leadership skills will be invaluable as we continue to advance our strategic goals and redefine the financial services industry.”

Mr. Clifford expressed his enthusiasm about his new role, stating, “I am deeply honored to step into the role of Chief Operating Officer at Tectonic Financial. My journey in the financial services sector has equipped me with a wealth of experience and insights that I am eager to apply in this new capacity. I look forward to driving further innovation and operational excellence at Tectonic Financial, contributing to our strategic growth and continuing to build on our record of success.”

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About Tectonic Financial

Tectonic Financial, Inc. is a technology-focused financial services company offering a comprehensive range of services including commercial banking, trust, retirement, retirement plan administration, insurance, securities brokerage, wealth management, and factoring through its subsidiaries T Bank, N.A., Tectonic Advisors, LLC, Sanders Morris LLC, HWG Insurance Agency LLC, The Nolan Company, a division of T Bank, N.A., and Integra Funding Solutions, a division of T Bank, N.A. Dedicated to delivering exceptional customer experiences, Tectonic Financial combines high-tech solutions with a personal touch, providing high returns on equity and assets. The Company’s non-cumulative perpetual preferred stock is publicly traded on Nasdaq Global Select Market under the symbol “TECTP.” For more information, visit tectonicfinancial.com.

Contact

A. Haag Sherman

Chief Executive Officer, Tectonic Financial, Inc.

713.250.4221